CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated October 23, 2008, accompanying the financial statements of Insured Municipals Income Trust, Series 470, Pennsylvania Insured Municipals Income Trust, Series 279 and Investment Grade Municipal Trust, Series 34 (included in Van Kampen Focus Portfolios, Municipal Series 447) as of June 30, 2008, and for each of the three years in the period then ended and the financial highlights for the period from July 15, 2003 (date of deposit) through June 30, 2004 and for each of the four years in the period ended June 30, 2008, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-106227) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
October 23, 2008